Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY AND YEAR END RESULTS

CHICO, Calif. – (January 30, 2015) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced earnings of $5,650,000, or $0.25 per diluted share, for the three months ended December 31, 2014. For the three months ended December 31, 2013 the Company reported earnings of $5,236,000, or $0.32 per diluted share. Diluted earnings per share for the years ended December 31, 2014 and 2013 were $1.46 and $1.69, respectively, on earnings of $26,108,000 and $27,399,000, respectively.

On October 3, 2014, TriCo completed its acquisition of North Valley Bancorp. Based on an exchange ratio of 0.9433 shares of TriCo common stock for each share of North Valley Bancorp common stock, North Valley Bancorp shareholders received a total of 6,575,550 shares of TriCo common stock and $6,823 of cash in-lieu of fractional shares for all of the common shares of North Valley Bancorp. The 6,575,550 shares of TriCo common stock issued to North Valley Bancorp shareholders represents, on a pro forma basis, 28.9% of the 22,714,964 shares of the combined Company’s outstanding common stock on October 3, 2014. Based on TriCo’s closing stock price of $23.01 on October 3, 2014, North Valley Bancorp shareholders received consideration valued at $151,310,000 or approximately $21.71 for each of the 6,971,105 shares of North Valley Bancorp common stock outstanding immediately prior to the merger. TriCo appointed three North Valley Bancorp directors to TriCo’s board upon closing of the merger on October 3, 2014 as contemplated by the merger agreement.

North Valley Bancorp was headquartered in Redding, California, and was the parent of North Valley Bank that had approximately $935 million in assets and 22 commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California at June 30, 2014. In connection with the acquisition, North Valley Bank was merged into Tri Counties Bank.

On October 25, 2014, North Valley Bank’s electronic customer service and other data processing systems were converted into Tri Counties Bank’s systems. Between January 7, 2015 and January 21, 2015, four Tri Counties Bank branches and four former North Valley Bank branches were consolidated into other Tri Counties Bank or other former North Valley Bank branches.

Beginning on October 4, 2014, the effect of revenue and expenses from the operations of North Valley Bancorp, and the TriCo Bancshares common shares issued in consideration of the merger are included in the results of the Company.

Included in the results of the Company for the three months ended December 31, 2014 and 2013 were $3,590,000 and $312,000, respectively, of nonrecurring noninterest expenses related to the merger with North Valley Bancorp of which $438,000 and $250,000, respectively, were not deductible for income tax purposes. Excluding these nonrecurring merger related expenses, but including the revenue and other expenses from the operations of North Valley Bancorp from October 4, 2014 to December 31, 2014, diluted earnings per share for the three months ended December 31, 2014 and 2013 would have been $0.35 and $0.34, respectively, on earnings of $7,916,000 and $5,522,000, respectively.

Included in the results of the Company for the years ended December 31, 2014 and 2013 were $4,858,000 and $312,000, respectively, of nonrecurring noninterest expenses related to the merger with North Valley Bancorp of which $1,269,000 and $250,000, respectively, were not deductible for income tax purposes. Excluding these nonrecurring merger related expenses, but including the revenue and other expenses from the operations of North Valley Bancorp from October 4, 2014 to December 31, 2014, diluted earnings per share for the years ended December 31, 2014 and 2013 would have been $1.64 and $1.71, respectively, on earnings of $29,459,000 and $27,685,000, respectively.

The following is a summary of certain of the Company’s consolidated assets and deposits as of the dates indicated:

	As of December 31,
(dollars in thousands)	2014	2013	$ Change	% Change
Total assets	$3,912,358	$2,744,066	$1,168,292	42.6%
Total loans	2,282,523	1,672,007	$610,516	36.5%
Total investments	776,856	354,314	$422,542	119.3%
Total deposits	$3,380,423	$2,410,483	$969,940	40.2%

The assets acquired and liabilities assumed from North Valley Bancorp were accounted for in accordance with ASC 805 “Business Combinations,” using the acquisition method of accounting and were recorded at their estimated fair values on the October 3, 2014 acquisition date; and its results of operations are included in the Company’s consolidated statements of income since that date. The fair value estimates of assets acquired and liabilities assumed are considered provisional, as additional analysis will be performed on certain assets and liabilities in which fair values are primarily determined through the use of inputs that are not observable from market-based information. The Company may further adjust the provisional fair values for a period of up to one year from the date of the acquisition. The excess of the fair value of consideration transferred over total identifiable net assets was recorded as goodwill. The goodwill arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of the Company and North Valley Bancorp. None of the goodwill is deductible for income tax purposes as the acquisition was accounted for as a tax-free exchange. The assets and liabilities that continue to be provisional include loans, intangible assets, OREO, deferred tax assets, accrued assets and liabilities, and the residual effects that the adjustments would have on goodwill.

The following table discloses the calculation of the fair value of consideration transferred, the total identifiable net assets acquired and the resulting goodwill relating to the North Valley Bancorp acquisition:

North Valley Bancorp
(in thousands)	October 3, 2014
Fair value of consideration transferred:
Fair value of shares issued	$151,303
Cash consideration	7

Total fair value of consideration transferred	151,310

Asset acquired:
Cash and cash equivalents	141,142
Securities available for sale	17,288
Securities held to maturity	189,950
Restricted equity securities	8,279
Loans	499,327
Foreclosed assets	695
Premises and equipment	11,936
Cash value of life insurance	38,075
Core deposit intangible	6,614
Other assets	18,540

Total assets acquired	932,116

Liabilities assumed:
Deposits	801,956
Other liabilities	10,104
Junior subordinated debt	14,987

Total liabilities assumed	827,047

Total net assets acquired	105,069

Goodwill recognized	$46,241

The following is a summary of the components of the Company’s consolidated net income for the periods indicated:

	Three months ended
	December 31,
(dollars in thousands)	2014	2013	$ Change	% Change
Net Interest Income	$34,970	$26,339	$8,631	32.8%
Benefit from (provision for) loan losses	1,421	(172)	1,593	(926.2%)
Noninterest income	9,755	7,353	2,402	32.7%
Noninterest expense	(36,566)	(24,878)	(11,688)	47.0%
Provision for income taxes	(3,930)	(3,406)	(524)	15.4%

Net income	$5,650	$5,236	$414	7.9%

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2014			September 30, 2014			December 31, 2013
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Earning assets
Loans	$2,253,025	$30,736	5.46%	$1,752,026	$24,980	5.70%	$1,649,692	$24,470	5.93%
Investments - taxable	763,131	5,197	2.72%	478,223	3,823	3.20%	326,696	2,457	3.01%
Investments - nontaxable	18,506	219	4.73%	15,881	184	4.63%	19,641	256	5.21%
Cash at Federal Reserve and other banks	477,958	337	0.28%	315,267	213	0.27%	515,289	375	0.29%

Total earning assets	3,512,620	36,489	4.16%	2,561,397	29,200	4.56%	2,511,318	27,558	4.39%

Other assets, net	293,429			210,575			181,913

Total assets	$3,806,049			$2,771,972			$2,693,231

Liabilities and shareholders’ equity
Interest-bearing
Demand deposits	$767,103	137	0.07%	$556,406	111	0.08%	$534,270	117	0.09%
Savings deposits	1,140,817	360	0.13%	870,615	273	0.13%	826,378	260	0.13%
Time deposits	360,788	455	0.50%	256,155	388	0.61%	297,052	434	0.58%
Other borrowings	10,536	2	0.08%	6,829	—	0.00%	8,629	1	0.05%
Trust preferred securities	53,750	483	3.59%	41,238	310	3.01%	41,238	311	3.02%

Total interest-bearing liabilities	2,332,994	1,437	0.25%	1,731,243	1,082	0.25%	1,707,567	1,123	0.26%

Noninterest-bearing deposits	1,007,762			741,792			699,530
Other liabilities	41,791			33,089			37,114
Shareholders’ equity	423,502			265,848			249,020

Total liabilities and shareholders’ equity	$3,806,049			$2,771,972			$2,693,231

Net interest rate spread			3.91%			4.31%			4.13%
Net interest income/net interest margin (FTE)		35,052	3.99%		28,118	4.39%		26,435	4.21%

FTE adjustment		(82)			(69)			(96)

Net interest income (not FTE)		$34,970			$28,049			$26,339

Net interest income (FTE) during the fourth quarter of 2014 increased $8,617,000 (32.6%) from the same period in 2013 to $35,052,000. The increase in net interest income (FTE) was due primarily to a $1,001,302,000 (39.9%) increase in the average balance of interest earning assets to $3,512,620,000, and the use of fed funds sold to purchase higher yielding investments throughout 2014 that were partially offset by a 47 basis point decrease in the average yield on loans to 5.46% and a 36 basis point decrease in the average yield on investments to 2.77% during the three months ended December 31, 2014 when compared to the year ago quarter. The acquisition of North

Valley Bancorp contributed approximately $6,730,000, to interest income from loans, including approximately $480,000 of loan purchase discount accretion, and $1,310,000 to interest income from investments during the quarter ended December 31, 2014. For the quarter ended December 31, 2014, the average yields on the acquired North Valley Bancorp loans, including the effect of loan purchase discount accretion, and investments were approximately 5.68% and 2.72% (FTE), respectively. During the quarter ended December 31, 2014, the Company did not acquire any loans other than the North Valley Bancorp loans.

Loans acquired through purchase or acquisition of other banks are classified by the Company as Purchased Not Credit Impaired (PNCI), Purchased Credit Impaired – cash basis (PCI – cash basis), or Purchased Credit Impaired – other (PCI – other). Loans not acquired in an acquisition or otherwise “purchased” are classified as “originated”. Often, such purchased loans are purchased at a discount to face value, and part of this discount is accreted into (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effect of this discount accretion decreases as these purchased loans mature or pay off early. Further details regarding interest income from loans, including fair value discount accretion, may be found under the heading “Supplemental Loan Interest Income Data” in the Consolidated Financial Data table at the end of this press release.

The Company benefited from a $1,421,000 reversal of provision for loan losses during the three months ended December 31, 2014 versus a $172,000 provision for loan losses during the three months ended December 31, 2013. In general, the credit quality of the Company’s loans continued to improve during the quarter ended December 31, 2014 due to improvements in collateral values and estimated cash flows related to nonperforming originated loans and purchased credit impaired loans, reductions in nonperforming originated loans and purchased credit impaired loans, and decreases in loss histories for performing originated loans compared to year-ago levels. Also, On October 3, 2014, in accordance with generally accepted accounting principles, the Company recorded the loans acquired in the North Valley Bancorp acquisition at fair value, including the effects of any credit deterioration; and this acquisition method of accounting precludes the need for a separate allowance for loan losses related to the North Valley Bancorp loans on October 3, 2014. In addition, the Company analyzed the North Valley Bancorp loans for impairment and identified $11,488,000 of such loans as impaired, determined their fair value to be $9,411,000, and placed, or kept, them in nonaccrual status as of October 3, 2014.

The following table presents the cost basis, fair value discount, and fair value of loans acquired from North Valley Bancorp on October 3, 2014:

	North Valley Bancorp Acquired Loans
	October 3, 2014
(in thousands)	Cost Basis	Discount	Fair Value
PNCI	$502,637	$(12,721)	$489,916
PCI – other	11,488	(2,077)	9,411

Total	$514,125	$(14,798)	$499,327

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended
	December 31,
(dollars in thousands)	2014	2013	$ Change	% Change
Service charges on deposit accounts	$3,512	$2,946	$566	19.2%
ATM fees and interchange	3,117	2,130	987	46.3%
Other service fees	608	461	147	31.9%
Mortgage banking service fees	609	494	115	23.3%
Change in value of mortgage servicing rights	(681)	(58)	(623)	1074.1%

Total service charges and fees	7,165	5,973	1,192	20.0%

Gain on sale of loans	545	635	(90)	(14.2%)
Commission on NDIP	678	689	(11)	(1.6%)
Increase in cash value of life insurance	666	390	276	70.8%
Change in indemnification asset	(365)	(773)	408	(52.8%)
Gain on sale of foreclosed assets	300	161	139	86.3%
Other noninterest income	766	278	488	175.5%

Total other noninterest income	2,590	1,380	1,210	87.7%

Total noninterest income	$9,755	$7,353	$2,402	32.7%

Noninterest income increased $2,402,000 (32.7%) to $9,755,000 during the three months ended December 31, 2014 compared to the three months ended December 31, 2013. The increase in noninterest income was due primarily to the North Valley Bancorp acquisition and its related service charges on deposit accounts, interchange revenue, and increase in cash value of life insurance, and the Company’s own improvement in interchange revenue, other noninterest income and change in indemnification asset, that were partially offset by a decrease in change in value of mortgage service rights. The decrease in the change in value of mortgage servicing rights was due primarily to a decrease in estimated prepayment speeds of such mortgages during the three months ended December 31, 2014 versus a smaller decrease in estimated prepayment speeds during the three months ended December 31, 2013. An increase in estimated prepayment speed decreases the value of mortgage servicing rights. Mortgage prepayment speed generally increases when market rates for mortgages decrease, and vice versa. The improvement in change in indemnification asset was primarily due to stable and low expectations of future losses with respect to loans covered by a loss-sharing agreement with the FDIC when compared to changes in the year-ago quarter. The increase in ATM fees and interchange revenue was primarily due to increased interchange revenue from the negotiation of a more favorable agreement with the Company’s interchange service provider, increased sales efforts in this area, and the acquisition of North Valley Bancorp and its customer base.

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended
	December 31,
(dollars in thousands)	2014	2013	$ Change	% Change
Salaries	$12,402	$8,832	$3,570	40.4%
Commissions and incentives	1,475	943	532	56.4%
Employee benefits	3,678	3,449	229	6.6%

Total salaries and benefits expense	17,555	13,224	4,331	32.8%

Occupancy	2,468	2,068	400	19.3%
Equipment	1,423	1,126	297	26.4%
Change in reserve for unfunded commitments	(200)	(460)	260	(56.5%)
Data processing and software	2,407	1,302	1,105	84.9%
Telecommunications	929	708	221	31.2%
ATM network charges	986	679	307	45.2%
Professional fees	1,096	725	371	51.2%
Advertising and marketing	1,149	749	400	53.4%
Postage	322	153	169	110.5%
Courier service	328	349	(21)	(6.0%)
Intangible amortization	289	52	237	455.8%
Operational losses	299	242	57	23.6%
Provision for foreclosed asset losses	70	62	8	12.9%
Foreclosed asset expense	125	204	(79)	(38.7%)
Assessments	612	527	85	16.1%
Merger related expense	3,590	312	3,278	1050.6%
Other	3,118	2,856	262	9.2%

Total other noninterest expense	19,011	11,654	7,357	63.1%

Total noninterest expense	$36,566	$24,878	$11,688	47.0%

Full time equivalent employees	957	730	227	31.1%
Merger expense:
Incentives	1,174	—
Employee benefits	94	—
Data processing and software	415	—
Professional fees	1,357	312
Other	550	—

Total merger expense	$3,590	$312

Salaries and benefits expense increased $4,331,000 (32.8%) to $17,555,000 during the three months ended December 31, 2014 compared to the three months ended December 31, 2013. Base salaries increased $3,570,000 (40.4%) to $12,402,000 during the three months ended December 31, 2014 versus the year ago period primarily due to the North Valley Bancorp acquisition. The average number of full time equivalent employees increased 227 (31.1%) to 957 during the three months end December 31, 2014 when compared to the year-ago quarter. The increase in full time equivalent employees is due to the addition of employees from the North Valley Bancorp acquisition and the addition of operations, compliance, marketing, and administrative employees, that were partially offset by reductions of employees from the consolidation of three, two, one and one Tri Counties Bank branches during the three months ended December 31, 2013, and March 31, June 30, and September 30, 2014, respectively. Annual salary merit increases of approximately 3.0% also contributed to the increase in base salary expense. Incentive and commission related salary expenses increased $532,000 (56.4%) to $1,475,000 during three months ended December 31, 2014 due to increases in all types of incentive compensation. Benefits expense, including retirement, medical and workers’ compensation insurance, and taxes, increased $229,000 (6.6%) to $3,678,000 during the three months ended December 31, 2014 due to small to no increases in most benefit types that were partially offset by a $170,000 (32%) decrease in retirement expense when compared to the three months ended December 31, 2013.

Other noninterest expense increased $7,357,000 (63.1%) to $19,011,000 during the three months ended December 31, 2014 compared to the three months ended December 31, 2013. The increase in other noninterest expense was due primarily to a $3,278,000 increase in merger related expense to $3,590,000, of which $438,000 are not deductible for tax purposes, and a $1,105,000 (84.9%) increase in data processing and software expenses to $2,407,000. The increase in merger expenses was due to the North Valley Bancorp acquisition and included stay bonuses, severance pay, and other retention incentives, system conversion and other data processing expenses, professional fees including financial advisor and other consultant fees. The increase in data processing and software expenses was due primarily to increases in ongoing data processing and software expenses some of which are due to increased ongoing processing volume as a result of the North Valley Bancorp acquisition. Increases in other areas of noninterest expense are primarily due to the North Valley Bancorp acquisition.

Richard Smith, President and CEO of Tri Counties Bank commented, “We are pleased to report the conversion of the North Valley Bank data onto the Tri Counties Bank data systems was completed within just three weeks of the acquisition date. This significant achievement furthers our efforts to streamline the business operations of the combined bank. This also provided us the opportunity to streamline our branch network with the closing of eight branches by January 21, 2015. This swift progress was made possible due to the loyal and dedicated team of employees from both North Valley Bank and Tri Counties Bank. “

Smith added, “We are most thankful to all former North Valley Bank customers who placed their trust in us as their primary banking institution and supported our efforts through the conversion. Our retention of customers since the acquisition has exceeded our projections and is further confirmation of our expectation for a successful merger of our companies.”

In addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, interest rate fluctuations, economic conditions in the Company’s primary market area, demand for loans, regulatory and accounting changes, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned, the Company’s ability to effectively integrate the business of North Valley Bancorp, as well as other factors detailed in the Company’s reports filed with the Securities and Exchange Commission which are incorporated herein by reference, including the Form 10-K for the year ended December 31, 2013. These reports and this entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business. The Company does not intend to update any of the forward-looking statements after the date of this release.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Statement of Income Data
Interest income	$36,407	$29,131	$28,418	$27,159	$27,462
Interest expense	1,437	1,082	1,075	1,087	1,123
Net interest income	34,970	28,049	27,343	26,072	26,339
(Benefit from) provision for loan losses	(1,421)	(2,977)	1,708	(1,355)	172
Noninterest income:
Service charges and fees	7,165	6,090	5,519	5,462	5,973
Other income	2,590	2,499	2,358	2,833	1,380
Total noninterest income	9,755	8,589	7,877	8,295	7,353
Noninterest expense:
Base salaries net of deferred loan origination costs	12,402	9,066	9,008	8,866	8,832
Incentive compensation expense	1,475	1,265	1,205	1,123	943
Employee benefits and other compensation expense	3,678	3,038	3,104	3,314	3,449
Total salaries and benefits expense	17,555	13,369	13,317	13,303	13,224
Other noninterest expense	19,011	12,011	11,799	10,014	11,654
Total noninterest expense	36,566	25,380	25,116	23,317	24,878
Income before taxes	9,580	14,235	8,396	12,405	8,642
Net income	$5,650	$8,234	$4,859	$7,365	$5,236
Share Data
Basic earnings per share	$0.25	$0.51	$0.30	$0.46	$0.33
Diluted earnings per share	$0.25	$0.50	$0.30	$0.45	$0.32
Book value per common share	$18.42	$16.57	$16.17	$15.94	$15.61
Tangible book value per common share	$15.39	$15.56	$15.16	$14.93	$14.59
Shares outstanding	22,714,964	16,139,414	16,133,414	16,120,297	16,076,662
Weighted average shares	22,500,544	16,136,675	16,128,550	16,096,569	16,076,662
Weighted average diluted shares	22,726,795	16,330,746	16,310,463	16,322,295	16,333,476
Credit Quality
Nonperforming originated loans	$32,529	$33,849	$37,164	$44,334	$45,131
Total nonperforming loans	47,954	40,643	44,200	51,968	53,216
Foreclosed assets, net of allowance	4,894	5,096	5,785	3,215	6,262
Loans charged-off	419	345	1,028	766	1,840
Loans recovered	$505	$1,274	$967	$2,197	$574
Selected Financial Ratios
Return on average total assets	0.59%	1.19%	0.71%	1.08%	0.78%
Return on average equity	5.34%	12.39%	7.45%	11.56%	8.41%
Average yield on loans	5.46%	5.70%	5.70%	5.68%	5.93%
Average yield on interest-earning assets	4.16%	4.56%	4.45%	4.27%	4.39%
Average rate on interest-bearing liabilities	0.25%	0.25%	0.25%	0.25%	0.26%
Net interest margin (fully tax-equivalent)	3.99%	4.39%	4.28%	4.10%	4.21%
Supplemental Loan Interest Income Data:
Discount accretion PCI - cash basis loans	$107	$290	$69	$203	$255
Discount accretion PCI - other loans	919	822	811	984	893
Discount accretion PNCI loans	827	402	624	379	568
All other loan interest income	$28,883	23,466	22,929	22,172	22,754
Total loan interest income	$30,736	$24,980	$24,433	$23,738	$24,470

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Balance Sheet Data
Cash and due from banks	$610,728	$369,679	$344,383	$502,251	$598,368
Securities, available for sale	83,474	84,962	91,514	97,269	104,647
Securities, held to maturity	676,426	443,509	422,502	344,523	240,504
Restricted equity securities	16,956	11,582	11,582	9,163	9,163
Loans held for sale	3,579	2,724	1,671	1,119	2,270
Loans:
Commercial loans	177,643	135,085	137,341	119,418	131,878
Consumer loans	423,097	373,620	377,143	381,786	383,163
Real estate mortgage loans	1,605,369	1,214,153	1,167,856	1,126,298	1,107,863
Real estate construction loans	76,414	43,013	56,246	59,550	49,103
Total loans, gross	2,282,523	1,765,871	1,738,586	1,687,052	1,672,007
Allowance for loan losses	(36,585)	(37,920)	(39,968)	(38,322)	(38,245)
Foreclosed assets	4,894	5,096	5,785	3,215	6,262
Premises and equipment	43,493	32,181	31,880	32,004	31,612
Cash value of life insurance	92,337	53,596	53,106	52,706	52,309
Goodwill	61,760	15,519	15,519	15,519	15,519
Intangible assets	7,051	726	779	831	883
Mortgage servicing rights	7,378	5,985	5,909	6,107	6,165
Indemnification (liability) asset	(349)	(3)	(37)	(220)	206
Accrued interest receivable	9,275	6,862	7,008	6,690	6,516
Other assets	49,418	34,574	34,262	35,277	35,880
Total assets	$3,912,358	2,794,943	2,724,481	2,755,184	2,744,066
Deposits:
Noninterest-bearing demand deposits	1,083,900	762,452	720,743	728,492	789,458
Interest-bearing demand deposits	782,385	553,053	547,110	554,296	533,351
Savings deposits	1,156,126	872,432	854,127	856,811	798,986
Time certificates	358,012	249,419	263,216	271,521	288,688
Total deposits	3,380,423	2,437,356	2,385,196	2,411,120	2,410,483
Accrued interest payable	978	753	849	865	938
Reserve for unfunded commitments	2,145	2,220	2,045	2,230	2,415
Other liabilities	44,779	33,331	28,135	36,035	31,711
Other borrowings	9,276	12,665	6,075	6,719	6,335
Junior subordinated debt	56,273	41,238	41,238	41,238	41,238
Total liabilities	3,493,874	2,527,563	2,463,538	2,498,207	2,493,120
Total shareholders’ equity	418,484	267,380	260,943	256,977	250,946
Accumulated other comprehensive gain (loss)	(1,891)	1,796	2,188	1,802	1,857
Average loans	2,253,025	1,752,026	1,714,061	1,671,231	1,649,692
Average interest-earning assets	3,512,620	2,561,398	2,559,296	2,552,912	2,511,318
Average total assets	3,806,049	2,771,972	2,737,634	2,737,764	2,693,231
Average deposits	3,276,470	2,424,968	2,395,146	2,399,918	2,357,230
Average total equity	$423,502	$265,848	$260,817	$254,885	$249,020
Total risk based capital ratio	15.7%	14.8%	14.6%	14.8%	14.8%
Tier 1 capital ratio	14.4%	13.5%	13.4%	13.6%	13.5%
Tier 1 leverage ratio	10.8%	10.5%	10.4%	10.2%	10.2%
Tangible capital ratio	9.1%	9.0%	9.0%	8.8%	8.6%